SECURED PROMISSORY NOTE

$800,000.00June 20, 2024

FOR VALUE RECEIVED, Sky Quarry Inc., a Delaware corporation, having a business address at 707 W. 700 S., Suite 101, Woods Cross, UT 84087 (the “Maker” or “Company”), hereby promises to pay to KF Business Ventures, LP, a California limited partnership (“Payee”), having a business address of 1520 Tower Grove Drive, Beverly Hills, CA 90210, or at such other place as Payee may from time to time designate to Maker in writing, the principal sum of EIGHT HUNDRED THOUSAND and NO/100 DOLLARS ($800,000.00) (the “Principal Sum”), in lawful money of the United States of America, together with interest at the Interest Rate (as defined below) compounding annually on said Principal Sum or so much thereof as shall be outstanding hereunder from time to time, to be computed from and after June 20, 2024.  The Principal Sum of this note (“Note”) and all accrued interest hereunder shall be due and payable on the Maturity Date, defined below.

The “Interest Rate” shall be equal to ten percent (10.00%) per month, with a minimum total interest payment amount to Payee of $100,000.  Unless otherwise specified herein, interest shall be paid upon maturity.  Upon the occurrence of an Event of Default, the Interest Rate shall be increased to fifteen percent (15%) per month, until such time as the Event of Default has been cured.

The “Maturity Date” shall be August 20, 2024, however, the Company may prepay the Note at anytime without penalty.

This Note and the Principal Sum and any and all interest accrued and unpaid thereon shall be the obligation of Maker, and Payee shall be entitled to full recourse against Maker for performance and satisfaction of all obligations of Maker with respect hereto.  In addition, the obligations of Maker in respect of this Note and the Principal Sum and any and all interest accrued and unpaid thereon shall be secured by solar turbine described below.

The Principal Sum, plus accrued interest shall be repaid out of proceeds from the Company’s warrant exercise offering (“Warrant Offering”) that is currently being conducted and managed by Digital Offering LLC (“DO”).  Proceeds received from the Warrant Offering shall be held in escrow and managed by DO, pursuant to which the proceeds from each distribution from the escrow account shall be allocated and paid sixty percent (60%) to Payee and forty percent (40%) to the Company until the Principal Sum plus accrued interest has been paid in full.

Any unpaid portion of the loans, accrued interest, after the Maturity Date, shall bear an interest at a rate equal to fifteen (15%) per month.

Security.  The Company shall cause its wholly-owned subsidiary, 2020 Resources LLC, to pledge as security for the repayment of this Note the solar turbine (Turbine”) described below, which is owned by 2020 Resources free and clear of any and all liens and encumbrances:

3.7 MW Solar Centaur 40 Natural Gas Turbine Power Generator #1

Model: GS1-CH-ID

Serial #: HG85093

Notwithstanding anything to the contrary contained herein, the entire unpaid balance of the Principal Sum, together with all interest accrued and unpaid thereon and all other sums, if any, then due and payable by Maker to Payee hereunder, shall become due and payable, at Payee’s election and upon written notice to Maker of such election, if an Event of Default (as hereinafter defined) shall occur and be continuing under this Note.

The following shall constitute an “Event of Default”:

(i)Maker’s failure to pay all amounts due to Payee pursuant to the agreed upon allocation of the distribution of funds set forth above, in connection with the Warrant Offering;

(ii)Maker’s failure to pay all amounts due hereunder on the Maturity Date; or

(iii)The commencement of any case, proceeding or other action relating to the bankruptcy or insolvency of Maker or Maker’s general inability to pay Maker’s debts as they become due.

Maker, for itself and its successors and assigns, hereby waives presentment for payment, demand, notice of dishonor, protest, notice of protest and any other notice Maker may lawfully waive and any and all lack of diligence or delays in the collection or enforcement hereof, and waives and renounces all rights to the benefits of any statute of limitations and any moratorium, appraisal, exemption and homestead rights now provided or which may hereafter be provided by any federal or state statute, including, but not limited to, exemptions provided or allowed under the Bankruptcy Reform Act of 1978, as amended, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

No failure on the part of Payee to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

The provisions of this Note shall be governed by and interpreted in accordance with the laws of the State of Utah applicable to agreements made and to be performed entirely within such State.  The invalidity, illegality or unenforceability of any provision of this Note shall not affect or impair the validity, legality or enforceability of the remainder of this Note, and to this end, the provisions of this Note are declared to be severable.

All notices required or permitted by this Note to be given to any party shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, or by Federal Express or similar overnight service, prepaid recorded delivery, addressed as follows:

If to the Maker:  to the address referenced above, and

If to Payee:  to the address referenced above,

and shall be deemed to have been duly given when so delivered personally or, if mailed or sent by overnight courier, upon delivery; provided, that a refusal by a party to accept delivery shall be deemed to constitute receipt.

The provisions of this Note shall bind Maker and Maker’s successors and assigns and inure to the benefit of Payee and its successors and assigns.

This Note may not be changed, amended, modified or discharged orally, but only by an instrument signed by Maker and Payee, and may be waived only by an instrument in writing signed by the party waiving compliance.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the 20th day of June 2024.

SKY QUARRY INC.

By: _________________

Name: David Sealock

Title:  CEO